Exhibit 10.1

APPROACH RESOURCES INC.

KEY EMPLOYEE INCENTIVE PLAN

THIS KEY EMPLOYEE INCENTIVE PLAN (the “Plan”) is made and executed by Approach Resources Inc., a Delaware corporation (the “Company”), effective as of the date this Plan is approved by the Bankruptcy Court (as defined below), to provide an opportunity to receive incentive compensation to the Eligible Executives (as defined below) in connection with certain restructuring events of the Company.

ARTICLE I

DEFINITIONS

1.1Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set out below, unless their context clearly indicates to the contrary.

(a)“Affiliate” means an organization that is aggregated and treated as a single employer with the Company under Code Section 414(b) (controlled group of corporations) or Code Section 414(c) (group of trades or businesses under common control), as applicable, but using an “at least 50 percent” rather than an “at least 80 percent” control level.

(b)“Agent” means the Prepetition Agent and the DIP Agent.

(c)“Annual Base Salary” means the annualized base rate of compensation payable by the Company or an Affiliate to an Eligible Executive, including any amount that the Eligible Executive could have received had he or she not elected to contribute such amount to an employee benefit plan maintained by the Company or an Affiliate, and excluding all other types of compensation such as overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits, and perquisites paid or provided by the Company or an Affiliate.

(d)“Bank Group” means (1) the holders of the Debtors’ obligations under the DIP Credit Agreement and (2) the holders of the Company’s obligations under that certain Amended and Restated Credit Agreement, dated as of May 7, 2014.

(e)“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

(f)“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

(g)“Bid Procedures Order” means the Order Approving (A) Bid Procedures; (B) the Form and Manner of Notice; (C) the Procedures for Determining Cure Amounts for Executory Contracts and Unexpired Leases; and (D) Granting Related Relief entered by the Bankruptcy Court on January 9, 2020 under Docket No. 184, as may be amended, supplemented or modified.

(h)“Board” means the Board of Directors of the Company.

(i)“Cause” means acts or omissions of the Eligible Executive constituting any of the following: (1) the willful and continued failure by the Eligible Executive substantially to perform the Eligible Executive’s duties, responsibilities, or authorities with the Company or an Affiliate (other than any such failure resulting from the Eligible Executive becoming Permanently Disabled); (2) the willful engaging by the Eligible Executive in misconduct that is materially injurious to the Company or any successor thereto (or any Affiliate of the Company or a successor thereto); (3) any misconduct by the Eligible Executive in the course and scope of the Eligible Executive’s employment with the Company or an Affiliate, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other willful violations of the Company’s personnel policies, rules, or Code of Conduct; or (4) any violation by the Eligible Executive of any fiduciary duty owed by the Eligible Executive to the Company or its Affiliates.  For purposes of this paragraph, no act, or failure to act, on the Eligible Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith and without reasonable belief that the Eligible Executive’s action or omission was in the best interest of the Company or an Affiliate.  Notwithstanding the foregoing, if the Company or an Affiliate determines in its sole discretion that a cure is possible and appropriate, the Company or an Affiliate will give the Eligible Executive written notice of the acts or omissions constituting Cause and no termination of employment shall be for Cause unless and until the Eligible Executive fails to cure such acts or omissions within 10 days following receipt of such written notice.  If the Company or an Affiliate determines in its sole discretion that a cure is not possible and appropriate, the Eligible Executive shall have no notice or cure rights before the Eligible Executive’s employment is terminated for Cause.

(j)“Chapter 11 Cases” means the cases under the Bankruptcy Code currently pending in the United States Bankruptcy Court, Southern District of Texas, Houston Division, under Case No. 19-36444.

(k)“Code” means the Internal Revenue Code of 1986, as amended.

(l)“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer this Plan, which Committee shall consist of three or more members.

(m)“Company” means Approach Resources Inc., a Delaware corporation, and its successors and assigns, including a successor or assignee pursuant to Section 4.7.

(n)“Credit Bid Right” shall have the meaning ascribed to it in the Bid Procedures Order.

(o)“Debtors” means the Company and its debtor affiliates, as debtors and debtors in possession, as set forth in the Chapter 11 Cases.

(p)“DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent under the DIP Credit Agreement.

(q)“DIP Lenders” means the lenders under the DIP Credit Agreement.

(r)“DIP Credit Agreement” means that certain Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated December 18, 2019, by and among any of the Debtors, the DIP Agent, and the DIP Lenders, as may be amended, modified or supplemented.

(s)“DIP Order” means the Final Order (I) Authorizing the Debtors to (a) Obtain Postpetition Financing Secured by Senior Priming Liens and (b) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing, and (VI) Granting Related Relief entered by the Bankruptcy Court on December 13, 2019 under Docket No. 110, and as may be amended, modified or supplemented.

(t) “Eligible Executive” means an Employee listed on Exhibit A to this Plan who is, at the time of determination, employed on a full-time basis by the Company or an Affiliate.  Notwithstanding any other provision of this Plan, any Eligible Executive who ceases to be an Employee for any reason other than a Qualifying Termination shall be deemed to have been automatically removed from the list of Eligible Executives on Exhibit A to this Plan, shall no longer be considered to be an Eligible Executive, and shall no longer be entitled to receive any Incentive Payment under this Plan.

(u)“Employee” means a person who is treated by the Company or an Affiliate as an employee for tax purposes.

(v)“Incentive Payment” means the payment described in Section 2.1.

(w)“Payment Event” means the earlier of (1) the closing of a Qualifying Sale or (2) entry of a confirmation order approving a Qualifying Plan of Reorganization.

(x)“Permanently Disabled” means a medically determinable physical or mental impairment (1) that prevents the Eligible Executive from performing his or her essential job functions with or without reasonable accommodation as required by applicable law and is expected either to result in death or to last for a continuous period of not less than six months as determined by the Committee, or (2) for which the Eligible Executive receives disability income benefits from either the Social Security Administration or a long-term disability insurance plan maintained by the Company or an Affiliate.

(y)“Plan of Reorganization” means a plan of reorganization under chapter 11 of the Bankruptcy Code specifying the treatment of claims against and interests in the Debtors and providing for the reorganization or liquidation of the Debtors and which must be acceptable to the Agent.

(z) “Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent under that certain Amended and Restated Credit Agreement, dated as of May 7, 2014.

(aa)“Purchase Price” means the aggregate value of cash, cash equivalents and non-cash consideration to be provided by a third party (any such non-cash consideration must be acceptable to the Agent) in connection with a Sale Transaction; provided, further, in the event the Debtors have received a Qualifying Bid and are consummating a Sale Transaction with the Agent, with the Agent exercising the Credit Bid Right, the value of such Sale Transaction shall be the value ascribed to the otherwise highest and best Qualifying Bid as determined in good faith by the Board with the consent of the Agent.

(bb)“Qualifying Bid” shall have the meaning ascribed to it in the Bid Procedures annexed as Exhibit A to the Bid Procedures Order.

(cc)“Qualifying Plan of Reorganization” means any Plan of Reorganization with a Transaction Value of at least $[***]; provided, however, in the event the Debtors do not receive a Qualifying Bid (from a party other than the Bank Group), a Plan of Reorganization which must be acceptable to the Agent shall not constitute a Qualifying Plan of Reorganization.

(dd)“Qualifying Sale” means any Sale Transaction with a Transaction Value of at least $[***].

(ee)“Qualifying Termination” means the involuntary termination of an Eligible Executive’s employment with the Company or an Affiliate either by the Company or an Affiliate without Cause or due to the Eligible Executive’s death or becoming Permanently Disabled.  A “Qualifying Termination” thus shall not include any other termination of an Eligible Executive’s employment with the Company or an Affiliate, including without limitation a termination by the Company or an Affiliate for Cause, or a paid suspension of the Eligible Executive pending an investigation authorized by the Company, an Affiliate, or a governmental authority, or a determination by the Company or an Affiliate whether the Eligible Executive has engaged in acts or omissions constituting Cause.

(ff)“Sale Transaction” means, in the event the Debtors receive a Qualifying Bid, any transaction or series of related transactions that constitute the disposition to one or more third parties (including, without limitation, any person, group of persons, partnership, corporation or other entity, and also including, among others, any of the existing owners or stockholders, employees, or creditors of the Company and/or the affiliates of each) of (1) all or substantially all equity interests of the Debtors and/or (2) all or a majority of the assets or operations of the Debtors, in either case, including, without limitation, through a credit bid by the Bank Group, a sale or exchange of capital stock, options or assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, or any similar transaction, including, without limitation, any sale transaction under sections 363, 1129 or any other provision of the Bankruptcy Code.

(gg) “Target Amount” means an Eligible Executive’s target incentive payment amount, equal to the product of his or her Annual Base Salary determined as of the date of the Payment Event multiplied by the target percentage set forth on Exhibit A to this Plan.

(hh)“Transaction Value” means the value of the Debtors, as determined in good faith by the Board with the consent of the Agent, which, in the case of (1) a Plan of Reorganization, shall be determined based upon the lesser of the amount of the credit bid by the Agent exercising the Credit Bid Right and the enterprise value of the Debtors’ taking into account the nature of the Plan of Reorganization on the date a confirmation order is entered in respect of such Plan of Reorganization or (2) a Sale Transaction, shall be determined based upon the Purchase Price on the date such sale is closed; provided, however, in no event will the value attributable to a Plan of Reorganization be less than the value ascribed to the otherwise highest and best Qualifying Bid as determined in good faith by the Board with the consent of the Agent.

1.2Number.  Wherever appropriate in this Plan, words used in the singular shall be considered to include the plural and the plural to include the singular.

1.3Headings.  The headings of Articles and Sections in this Plan are included solely for convenience and, if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

INCENTIVE PAYMENT

2.1Incentive Payment.  If a Payment Event occurs and an Eligible Executive either (i) is employed by the Company or an Affiliate on the date of the Payment Event, or (ii) has experienced a Qualifying Termination at any time prior to the occurrence of the Payment Event, the Company, or the Affiliate that is, or was as of the date of the Qualifying Termination, the employer of the Eligible Executive, shall pay to such Eligible Executive an amount equal to a percentage of his or her Target Amount determined as of the date of the Payment Event.  The percentage of an Eligible Executive’s Target Amount applicable for purposes of determining the amount of any Incentive Payment shall be the payout percentage determined by the Committee in accordance with Exhibit B to this Plan as soon as practicable (but in no event later than 15 days) following the Payment Event.  The Incentive Payment shall be paid to the Eligible Executive in a lump sum within 30 days after the date of the Payment Event; provided, however, that in the event the Payment Event is the entry of a confirmation order in respect of a Plan of Reorganization and the effective date of such Plan of Reorganization has not occurred, then the Incentive Payment shall not be paid to the Eligible Executive until the earlier of (1) the effective date of such Plan of

Reorganization, or (2) March 15 of the calendar year following the calendar year in which such confirmation order is entered.

2.2Withholding and Deductions.  With respect to any payment to be made to any Eligible Executive under this Plan, the Company, or its Affiliate if the Affiliate is making the payment, shall deduct, where applicable, any amounts authorized by the Eligible Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.

2.3Payments after Death.  In the event of the Eligible Executive’s death after he or she becomes entitled to a payment of an Incentive Payment under this Plan, any such payment shall be paid, at the time and in the manner such payment otherwise would have been paid to the Eligible Executive, to the estate of the Eligible Executive.

ARTICLE III

ADMINISTRATION OF PLAN

3.1  Plan Administrator.  The Plan will be administered by the Committee.  The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and will keep adequate records of its proceedings and acts.

3.2  Committee’s Powers and Duties.  It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of the Eligible Executives entitled to participate in the Plan.  The Committee shall have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law.  For this purpose, the Committee’s powers shall include, but not be limited to, the following discretionary authority, in addition to all other powers provided by the Plan:

(a)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)to make all determinations as to the right of any person under the Plan, including a right to receive a benefit under this Plan (including without limitation to determine whether and when there has been a Qualifying Termination);

(e)to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;

(f)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; and

(g)to obtain from the Company and its Affiliates and from the Eligible Executives such information as is necessary for the proper administration of the Plan.

3.3Member’s Own Participation.  No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.

3.4Indemnification.  The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.5Compensation, Bond, and Expenses.  The members of the Committee shall not receive any additional compensation for their services as members of the Committee.  To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder.  The Committee may employ such agents, accountants, and legal counsel (who may be agents, accountants, and legal counsel for the Company) as may be appropriate for the administration of the Plan.  Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

ARTICLE IV

GENERAL PROVISIONS

4.1Funding.  The benefits provided under the Plan shall be unfunded and shall be provided from the general assets of the Company and its Affiliates.  It is expected that, with respect to an Eligible Executive who is employed by an Affiliate at the time a payment becomes due, or was so employed at the time of his or her prior Qualifying Termination, payments made pursuant to the Plan will be made by such Affiliate; provided, however, that if the Affiliate fails to pay any amount when due for any reason, such payment shall be made by the Company, and the Company and the employing Affiliate shall be and remain jointly and severally liable for such payment until the payment has been paid in full.

4.2Cost of Plan.  The entire cost of the Plan shall be borne by the Company and its Affiliates and no contributions shall be required of the Eligible Executives.

4.3Amendment and Termination.

(a)The Board may at any time terminate, amend or modify the Plan, subject to any requirement of Bankruptcy Court approval and the consent of the Agent; provided, however, that except as otherwise provided in this Section 4.3, no termination, amendment or modification of the Plan shall adversely affect the benefits or protections provided under the Plan to any individual who is an Eligible Executive, and any such attempted amendment or termination shall be null and void ab initio as it relates to such individual.

(b)Notwithstanding the foregoing provisions of this Section 4.3 and subject to any requirement of Bankruptcy Court approval and consent of the Agent, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Eligible Executives (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.3(b) shall reduce the value of the compensation or benefits that would be payable pursuant to this Plan with respect to an Eligible Executive without the written consent of such Eligible Executive.

4.4No Contract of Employment.  The adoption and maintenance of this Plan does not, and shall not be deemed to, guarantee any Employee’s employment with the Company or an Affiliate for any specific period and does not alter the at-will nature of the employment relationship between the Company or an Affiliate and any Employee who is employed by the Company on an at-will basis.  Accordingly, any such Employee, the Company, or an Affiliate may terminate the employment relationship as freely and with the same effect as if the Plan had not been established at any time, with or without Cause, at the option of either party, with or without notice.  Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by a duly authorized representative of the Board.

4.5Severability.  Any provision in the Plan that is found to be prohibited or unenforceable by any court of competent  jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

4.6Nonalienation.  An Eligible Executive shall have no right or ability to pledge, hypothecate, anticipate, assign, or otherwise transfer any benefit or right under the Plan, except by will or the laws of descent and distribution.

4.7Assumption; Successors and Assigns.  The Company shall ensure that any successor or assignee to all or substantially all the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, or otherwise, assumes and performs the obligations under this Plan, whether by operation of law or written agreement.  The Plan shall be binding upon the Company, its Affiliates, and any successor or assignee of the Company or its Affiliates, and shall inure to the benefit of and be enforceable by the Eligible Executives.  Any successor or assignee of the Company shall be substituted for and take the place of the Company for all purposes of this Plan following such assumption or assignment.

4.8Code Section 409A.   This Plan is intended to be exempt from Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any ambiguous provisions will be construed in a manner that is consistent with that intent.  Notwithstanding the foregoing, neither the Company or its Affiliates, or any director, officer, or employee of the Company or its Affiliates make any guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Plan.

4.9Governing Law; Venue; Jury Trial Waiver.  Except during the period during which the Bankruptcy Court has jurisdiction with respect to the Chapter 11 Cases, during which the Bankruptcy Court shall have exclusive jurisdiction, the Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law.  In the event that any dispute arising from or related to this Plan or an Eligible Executive’s employment or termination of employment results in a lawsuit, (a) the parties agree that the exclusive forum for such lawsuit shall be in the state or federal courts located in Tarrant County, Texas, subject to the Company’s or its Affiliates’, the Plan’s, or their representatives’ right to move such lawsuit to federal court; (b) the Eligible Executive expressly consents to the exercise of personal jurisdiction by any state or federal court located in Tarrant County, Texas; and (c) the Company and each Eligible Executive mutually and irrevocably waive the right to trial by jury with respect to any legal claims or cause of actions arising out of or relating to this Plan and agree not to ask for a jury in any such lawsuit.

4.10Condition Precedent to Plan Effectiveness.  The Company’s and its Affiliates’ obligations under this Plan, including any obligations to pay any Incentive Payments, are contingent upon approval by the Bankruptcy Court.  In the event that such approval is not obtained, this Plan shall be null and void, and no party shall be entitled to enforce any rights against the Company or its Affiliates hereunder.

IN WITNESS WHEREOF, this Plan has been adopted by the Board as of the 19th day of February, 2020.

APPROACH RESOURCES INC.

By:/s/ Sergei Krylov

Name:Sergei Krylov

Title:President and Chief Executive Officer

EXHIBIT A

TO

APPROACH RESOURCES INC.

KEY EMPLOYEE INCENTIVE PLAN

Executives Eligible to Participate and Target Amounts

Employee	Target Percentage of Annual Base Salary
Krylov, Sergei	84%
Hoefer, Troy	75%
Dazey, Josh	63%
Shaw, Ian	63%

EXHIBIT B

TO

APPROACH RESOURCES INC.

KEY EMPLOYEE INCENTIVE PLAN

Determination of Payout Percentage

The payout percentage determined in accordance with the schedule below will be based on the Transaction Value as reasonably determined by the Board with the consent of the Agent.

Transaction Value	Payout Percentage
$[***]	60%
$[***]	100%
$[***]	120%

If the Transaction Value is between two levels indicated on the foregoing schedule, the payout percentage under such schedule will be determined on the basis of straight-line interpolation between such levels.